Exhibit (k)(2)

AMENDED AND RESTATED

EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

AGREEMENT effective as of the 9th day of March 2019 by and among The Relative Value Fund, a Delaware statutory trust (the “Fund”) and Vivaldi Asset Management, LLC, a Delaware limited liability company (“the Investment Manager”).

WITNESSETH:

WHEREAS, the Investment Manager acts as investment adviser to the Fund pursuant to an Amended and Restated Investment Management Agreement with the Fund (the “Investment Management Agreement”);

WHEREAS, the parties hereto have determined to amend and restate that prior Expense Limitation and Reimbursement Agreement which was made effective March 22, 2017 to adjust the level of the fee waiver in connection with the reduction of the Investment Manager’s compensation under the Investment Management Agreement:

NOW, THEREFORE, in consideration of the Fund engaging the Investment Manager pursuant to the Investment Management Agreement and other good and valuable consideration, the parties to this Agreement agree as follows:

1.          Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Fund’s Prospectus as currently in effect.

2.          The Investment Manager agrees with the Fund to waive the Investment Management Fee and other fees, and to pay or absorb expenses of the Fund (a “Waiver”) so that the Total Annual Expenses of the Fund (excluding any taxes, leverage interest, brokerage commissions, dividend and interest expenses on short sales, acquired fund fees and expenses (as determined in accordance with SEC Form N-2), expenses incurred in connection with any merger or reorganization, and extraordinary expenses, such as litigation expenses) will not exceed 1.95% of the net assets of Advisor Class Shares on an annualized basis (the “Advisor Expense Limitation”) and will not exceed 0.95% of the net assets of CIA Class Shares on an annualized basis (the “CIA Expense Limitation” and together with the Advisor Expense Limitation, the “Expense Limitation”).

3.          This Agreement will have term ending on August 1, 2020, and during such term this Agreement may not be terminated by the Investment Manager or the Fund. This Agreement will automatically renew for consecutive one-year terms thereafter. Subject to the initial sentence of this paragraph, any party may terminate this Agreement upon thirty (30) days’ written notice to the other party.

4.          The Fund agrees to carry forward, for a period not to exceed (3) three years from the date on which a Waiver is made by the Investment Manager, all fees and expenses in excess of the Expense Limitation that have been waived, paid or absorbed by the Investment Manager, and to repay the Investment Manager such amounts, provided the Fund is able to effect such repayment and remain in compliance with the Expense Limitation. To the extent that such repayment is due, it shall be made as promptly as possible. To the extent that the full amount of such waived amount or expense paid cannot be repaid as provided in the previous sentence within such applicable three-year period, such repayment obligation shall be extinguished.

5.          If this Agreement is terminated by the Fund, the Fund agrees to repay to the Investment Manager any amounts payable pursuant to paragraph 4 that have not been previously repaid and, subject to the Investment Company Act, such repayment will be made to the Investment Manager not later than (3) three years from the date on which a Waiver was made by the Investment Manager (regardless of the date of termination of this Agreement), so long as the Fund is able to effect such reimbursement and remain in compliance with the Expense Limitation as if such Expense Limitation was still in effect. If this Agreement is terminated by the Investment Manager, the Fund agrees to repay to the Investment Manager, any amounts payable pursuant to paragraph 4 that have not been previously repaid and, subject to the Investment Company Act, such repayment will be made to the Investment Manager not later than thirty (30) days after the termination of this Agreement, so long as the Fund is able to effect such reimbursement and remain in compliance with the Expense Limitation as if such Expense Limitation was still in effect.

6.          This Agreement will be construed in accordance with the laws of the state of Delaware and the applicable provisions of the Investment Company Act. To the extent the applicable law of the State of Delaware, or any of the provisions in this Agreement, conflict with the applicable provisions of the Investment Company Act, the applicable provisions of the Investment Company Act will control.

7.          This Agreement constitutes the entire agreement between the parties to this Agreement with respect to the matters described in this Agreement.

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

THE RELATIVE VALUE FUND

/s/ Michael Peck
By: Michael Peck
Title: President

VIVALDI ASSET MANAGEMENT, LLC:

/s/ Michael Peck
By: Michael Peck
Title: Member

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